Exhibit (a)(1)(iii)
Date:
March 4, 2024

To:
Eligible Employees

From:
Stock.Options@dish.com

Re:
Exchange Offer Election Form

IMPORTANT — PLEASE READ IMMEDIATELY.
As indicated in Hamid Akhavan’s e-mail from earlier today announcing the launch of the Exchange Offer, below please find a link to your Election Form on the Option Exchange Portal, which is accompanied by instructions on how to fully complete and properly submit it to us.
[URL FOR ELECTION FORM]
You must access the Option Exchange Portal through the link provided above using your Company’s network, whether in the office or via virtual private network (VPN). You may be required to enter your network login and password to enter the portal. Please note that the Option Exchange Portal may not be accessible from a mobile device.
After reading the Election Form as well as the Offering Materials attached to Hamid Akhavan’s e-mail from earlier today, if you have questions, you may send an e-mail to Stock.Options@dish.com, which is the preferred method, or call the Offer to Exchange information line at 1-855-256-0682. There is no need to reply to this e-mail message.